                                                                  Exhibit 23.1

                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-4 and Prospectus of Peoples Bancorp, relating to the issuance of securities in the proposed purchase of Three Rivers Financial Corporation into Peoples Bancorp, of our report dated October 21, 1999 on the consolidated financial statements of Peoples Bancorp as of September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999. We also consent to the reference to our firm appearing under the headings "Selected Financial Data" and "Experts" in the Prospectus.


Olive LLP
Indianapolis, Indiana
December 7, 1999